Exhibit 99.1

FOR IMMEDIATE RELEASE
Metabolix, Inc. 21 Erie Street Cambridge, MA 02139 (617) 583-1700 www.metabolix.com

Investor Relations Contacts: Kathleen Heaney/Idalia Rodriguez ICR (203) 803-3585/(203) 803-7402 ir@metabolix.com	Media Contact Brian Ruby ICR (203) 682-8200 Brian.ruby@icrinc.com

Metabolix Reports Second Quarter 2008 Financial Results

and Provides Business Update

Cambridge, Massachusetts, August 11, 2008. Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing clean, sustainable solutions for plastics, chemicals and energy, today reported financial results for the three months ended June 30, 2008.

The Company reported a net loss of $8.9 million or $0.39 per share for the second quarter of 2008 as compared to a net loss of $7.7 million or $0.35 per share for the second quarter of 2007.

The Company’s net cash used for operating activities during the second quarter of 2008 was $3.8 million, which compares to net cash used of $2.8 million for the comparable quarter in 2007.  Cash and short-term investments at June 30, 2008 totaled $101 million.

Richard Eno, President and Chief Executive Officer, commented, “During the quarter we made significant progress in moving the Company closer to commercialization of our first product, MirelTM.  We accomplished this by delivering on our commitment to continue to grow our customer pipeline across our targeted market segments.  We have now validated our biobased plastic across three key processing technologies: injection molding with Labcon, blown film with Heritage Plastics, and sheet with Target gift cards.”  Mr. Eno added, “We have also made excellent technical progress across our other platforms, especially oil seeds and switchgrass, which positions Metabolix to take advantage of the current and future global demand for alternative energy sources and biobased products.”

SECOND QUARTER 2008 FINANCIAL OVERVIEW

Metabolix currently manages its finances with an emphasis on cash flow.  Metabolix used $3.8 million of cash in operating activities for the second quarter 2008, which compares to net cash used of $2.8 million for the comparable quarter in 2007. Net cash used in operating activities increased as the Company expanded its activities in sales and marketing, pre-commercial manufacturing, product development, branding and research.  The Company expects its net cash used in operating activities to increase in the future quarters as it expands its operations in advance of the full commercialization of Mirel and for the development of its longer term technology platforms.

The Company received $2.8 million in payments from ADM during the second quarter of 2008, of which $1.6 million was a scheduled support payment and the balance was for reimbursement of pre-commercial manufacturing expenses.  Payments from ADM are recorded as deferred revenue on the Company’s balance sheet.

Total revenue in the quarter was $0.4 million, which included revenue recognized from delivery of Mirel sample product and government grants.

For the three months ended June 30, 2008, total operating expenses were $10.1 million as compared to $9.4 million for the comparable quarter in 2007.

Research and development expenses were $6.0 million for the quarter ended June 30,

2008, up from $5.0 million for the comparable quarter in 2007.  This increase was primarily the result of expansion of product development activities associated with developing new product grades and formulations for prospective customers, increased pre-commercial manufacturing of Mirel to support market development activities, and increases in research and development personnel for polymer science and engineering to support the Company’s collaborative agreement with ADM.

Selling, general and administrative (“SG&A”) expenses were $4.0 million for the three months ended June 30, 2008 as compared to $4.4 million for the comparable quarter in 2007.  The higher level of SG&A expense in 2007 was primarily due to a charge relating to the departure of an executive officer.

BUSINESS UPDATE

Construction of Commercial Manufacturing Facility

Construction of the commercial manufacturing facility at Clinton, Iowa is progressing.  The Company currently expects to have commercial product from the Clinton facility initially available for customers during the second quarter of 2009.

New Customers

Telles, Metabolix’ joint venture with Archer Daniels Midland Company that produces Mirel bioplastics, entered into two customer agreements during the second quarter:

The first agreement calls for Mirel resin to be supplied to Heritage Plastics Inc. for the production of BioTuf® compostable film.  Heritage Bag Company, the largest U.S. manufacturer of compostable trash bags, can liners and kitchen compost bags, is working in conjunction with Heritage Plastics to develop a new line of BioTuf Compostable Bags using Mirel.  This new line of BioTuf compounds using Mirel bioplastic can be easily processed on conventional industry equipment, producing films with excellent puncture and tear resistance that degrade readily in industrial composters.

The second agreement is to supply Mirel bioplastic resin to Labcon North America, a leading manufacturer of laboratory supplies, for the production of its new Pagoda® pipette reloading system. A leading provider of disposable plastic laboratory products, Labcon North America supplies more than 800 products globally and manufactures over a billion units a year. The new Labcon Pagoda reloading system uses Mirel for the injection molded tray that holds the pipettes in place. Mirel is biobased and biodegradable, which means the product tray can now be composted at the end of its useful life.

Conference Call Info

Metabolix will host a conference call on Monday, August 11, 2008 at 4:30 p.m. Eastern Time to discuss these results.  Richard Eno, the Company’s President and Chief Executive Officer, and Joseph Hill, Chief Financial Officer, will be hosting the call.  The dial in number is 1-888-254-3571 or 1-913-312-6684 (international).  Passcode is 7476837.  The conference call will be webcast and can be accessed from the Company’s website at www.metabolix.com in the Investor Relations section.

For those who are unable to listen to the webcast live, a telephone replay will be available for one week beginning at 7:30 p.m. (Eastern Time) on August 11, 2008, and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 (international callers) and entering pin number 7476837.  In addition, the webcast will be archived on the Company’s website in the Investor Relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™ bioplastics, a sustainable and biodegradable alternative to petroleum-based plastics. Mirel is suitable for injection molding, extrusion coating, cast film and sheet, blown film and thermoforming. Metabolix is also developing a proprietary platform technology for co-producing plastics, chemicals and energy from crops such as switchgrass, oilseeds and sugarcane.

Metabolix and Archer Daniels Midland Company (ADM) are commercializing Mirel through a joint venture called Telles. The first commercial scale Mirel production plant is being constructed adjacent to ADM’s wet corn mill in Clinton, Iowa. The plant is designed to produce up to 110 million pounds of Mirel annually.  Mirel will reduce reliance on petroleum and decrease environmental impacts relative to conventional petroleum-based plastics.

For more information, please visit www.metabolix.com.

(MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding completion of construction on the commercial manufacturing facility, timing of commencement of commercial production of Mirel™ bioplastics, commercial viability of Mirel, future financial performance and position, and management’s strategy, plans and objectives for future operations, product development, and research and development, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with:  the Company’s dependence on ADM for construction of the commercial manufacturing facility, ADM’s ability to complete construction of that facility on time and on budget, the ability of Metabolix and ADM to successfully manufacture Mirel at commercial scale and in a timely and economic manner, the Company’s ability to develop and successfully commercialize Mirel, its ability to obtain required regulatory approvals, market acceptance of Metabolix products, the Company’s ability to compete with petrochemical-based plastics, chemicals and energy and with other biobased products, its ability to generate future revenues, the success of its research and development programs, and other risks detailed in Metabolix’s filings with the Securities and Exchange Commission, including form 10-K for the year ended December 31, 2007, which was filed on March 13, 2008, and form 10-Q for the quarter ended March 31, 2008, which was filed on May 8, 2008.  Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

MirelTM is a trademark of Metabolix, Inc., BioTuf® is a trademark of Heritage Bag Company, and Pagoda® is a trademark of Labcon North America.

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(in thousands, except share and per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue:
Research and development revenue	$11	$—	$79	$—
License fee and royalty revenue from related parties	35	32	70	107
Grant revenue	355	155	656	508
Total revenue	401	187	805	615
Operating expenses:
Research and development expenses, including cost of revenue	6,008	5,026	11,942	8,833
Selling, general, and administrative expenses	4,048	4,351	8,145	7,199
Total operating expenses	10,056	9,377	20,087	16,032

Loss from operations	(9,655)	(9,190)	(19,282)	(15,417)

Other income:
Interest income, net	730	1,524	1,909	3,062

Net loss	$(8,925)	$(7,666)	$(17,373)	$(12,355)

Net loss per share:
Basic and Diluted	$(0.39)	$(0.35)	$(0.76)	$(0.57)

Number of shares used in per share calculations:
Basic and Diluted	22,787,087	21,730,859	22,717,913	21,581,359

METABOLIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(in thousands)

	June 30, 2008	December 31, 2007
Assets

Cash, cash equivalents and short-term investments	$101,081	$109,326
Other current assets	933	2,220
Property and equipment, net	5,750	6,890
Restricted cash	494	498
Other assets	98	70
Total assets	$108,356	$119,004

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities	$3,879	$4,494
Other current liabilities	215	165
Other long term liabilities	883	963
Long-term deferred revenue	28,579	24,180
Total liabilities	33,556	29,802
Total stockholders’ equity	74,800	89,202
Total liabilities and stockholders’ equity	$108,356	$119,004

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(in thousands)

	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities
Net loss	$(17,373)	$(12,355)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	1,814	518
Stock-based compensation	2,192	1,635
Charge for 401(k) company common stock match	212	—
Changes in operating assets and liabilities:
Other operating assets and liabilities	(410)	1,308
Deferred revenue	5,302	2,572
Net cash used in operating activities	(8,263)	(6,322)

Cash flows from investing activities
Purchase of property and equipment	(483)	(2,019)
Purchase of short-term investments	(62,188)	(105,149)
Proceeds from sale and maturity of short-term investments	69,685	95,650
Net cash provided by (used in) investing activities	7,014	(11,518)

Cash flows from financing activities
Proceeds from exercise of options and warrants	664	1,692
Net cash provided by financing activities	664	1,692

Net decrease in cash and cash equivalents	(585)	(16,148)
Cash and cash equivalents at beginning of period	22,686	25,182
Cash and cash equivalents at end of period	$22,101	$9,034

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